EXHIBIT 10.17a


               AMENDMENT TO DEVELOPMENT AND MANAGEMENT AGREEMENT


        This Amendment to Development and Management Agreement, made and entered into as of March 20, 2002, by and between TROUT CREEK DEVELOPMENT CORPORATION, a Delaware corporation ("Owner"), and DEVCO II CORPORATION, a Florida corporation ("Company"),

                                  WITNESSETH:

        WHEREAS, Owner and Company entered into that certain Development and Management Agreement dated March 1, 1991 (the "Agreement"), pertaining to that development located in Pasco County Florida and known as Meadow Pointe (the "Development"); and

        WHEREAS, the Agreement sets forth the understanding of the parties with regard to the payment by Owner to Company of Development and Management Fees and the reimbursement to Company of certain expenses incurred in connection with the exercise of Company's duties under the Agreement; and

        WHEREAS, there remains to be sold within the Development properties within the following Product Categories:

        1. "Category One" - Single Family ("SF"), Villa and Townhome ("TH").

        2. "Category Two" - Multi-family ("MF") or Converted TH.

        3. "Category Three" - Commercial Tracts 2, 8 and 9.

        WHEREAS, the parties wish to amend the Agreement in order to provide for the payment to the Company of development advisory fees (the "Fee(s)") upon the closing of the sale of the remaining Product Categories within the Development, in lieu of the continued payment of Development and Management Fees and Expenses, and any other payments.

        NOW, THEREFORE, in consideration of the mutual convenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1. Recitals. The recitals set forth above are true and correct and are hereby incorporated herein by reference.

        2.  Deletion of Payment Provisions.  Section 2.3, Section 2.4 and
Section 2.5 of the Agreement, and all other provisions of the Agreement pertaining to the payment of any monies by Owner to Company, are hereby deleted from the Agreement in their entirety, shall be of no further force or effect, and are hereby replaced by the compensation provisions set forth herein below. Without limiting the generality of the foregoing, the Company hereby agrees that from and after the effective date hereof, it shall no longer charge to either the Owner or to Meadow Pointe Community Development District or Meadow Pointe II Community Development District (collectively, the "CDD's") and shall not be entitled to receive, any fees or expenses incurred by the Company in connection with the performance of its duties, except as provided for in this Amendment.


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        3.  Payment of Fees to Company.  Provided that the Company proceeds with the completion of the Development as heretofore, from and after January 1, 2002, the Owner shall pay to the Company a Fee in an amount equal to five percent (5%) of the sales price as shown on the settlement statement, upon closing of the sale of each property within all Product Categories.

        4. Completion Bonus. In addition to the Fee described above, the Company shall receive a bonus in the amount of $100,000 for the completion of sales within each Product Category, provided that all properties within the particular Product Category are sold and closed no later than December 31, 2004. If earned, the Completion Bonus with respect to each Product Category shall be paid upon the closing of the sale of the last property within that Product Category.

        5. Conversion of MF Category. In the event that the Owner, in its discretion, elects to convert the MF Category referred to above as Product Category Two (also identified as Parcel 14-3) to TH, the period of time within which the closing of sales of the TH product within Category Two must be completed for the purpose of determining the Company's eligibility for the Completion Bonus shall be two and a half (2 1/2) years following the date of receipt by the Owner of all development approvals necessary to commence construction of the converted TH lots. The Owner and the Company shall confirm in writing the commencement and expiration dates of the applicable two and a half year period upon issuance of the last of such development approvals.

        6. Advance Payments to the Company. Provided that the Company proceeds with the completion of the Development as heretofore, the Company shall receive an advance payment (the "Advance") against the compensation arrangement set forth in Paragraphs 3 through 5 above, in the amount of $25,000 per month for the period from March 1, 2002 through December 31, 2003 (the Company hereby acknowledges that it has received the monthly Advance for the months of January and February, 2002). Correspondingly, and effective January 1, 2002, the Company shall not be entitled to receive any other fees or expenses from the Owner or from B.F. Enterprises, Inc. ("BFEN"), or their respective subsidiaries, or from Meadow Pointe Community Development District or Meadow Pointe II Community Development District (collectively, the "CDDs"). The Company shall also terminate its existing management agreements with the CDDs promptly following the execution of this Amendment; provided, however, that the elimination of all such fees and expenses shall not apply to contracts by the CDDs, to the Company for operations and maintenance costs such as recreation facilities management fees, etc. Any payments previously made to the Company by the Owner, BFEN, the CDDs, or their respective subsidiaries for management fees and expenses from and after January 1, 2002 in excess of the applicable monthly Advance (which excess the parties agree is approximately $53,000) shall be credited against the last approximately two
(2) monthly Advances.

        7. Terms of Property Sales. The Owner shall have complete control of all pricing and sales decisions with regard to all properties within the Development, based upon reasonable market values for all three Product Categories set forth above. Owner agrees to exercise good faith in establishing such market values so as not to jeopardize the companies opportunity to receive the Completion Bonus.



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        8.   Definition. All terms used herein which are defined in the
Agreement shall have the same meaning herein as therein.

        9. Ratification. Except as modified hereby, the Agreement shall continue in full force and effect and is hereby ratified and confirmed by the parties.

       10. Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns.

       11. Merger. The Agreement, as amended hereby, represents the entire understanding of the parties with regard to the subject matter hereof, and supercedes all prior discussions and agreements.

        IN WITNESS WHEREOF, the parties have caused this Amendment to be executed in their respective names as of the date first above written.



                                        TROUT CREEK DEVELOPMENT
                                        CORPORATION, a Delaware corporation

/s/  S. Douglas Post
----------------------
Print Name: S. Douglas Post             By: /s/ Brian P. Burns
                                            ----------------------------
                                            Brian P. Burns, Chairman
/s/ Linda J. Papciak
----------------------
Print Name:  Linda J. Papciak                    "OWNER"

                                        Date of Execution: 20 March, 2002
                                                           --------

                                        DEVCO II CORPORATION, a Florida
                                        corporation
/s/ Pamela Braun
----------------------
Print Name: Pamela Braun                By: /s/ Donald A. Buck
                                            ----------------------------
                                            Donald A. Buck, President
----------------------
Print Name:                                      "COMPANY"

                                        Date of Execution: 3.20, 2002
                                                           ----



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